AMENDED AND RESTATED DISTRIBUTION AGREEMENT
                                     between
                                 The Simms Funds
                                       and
                        T.O. Richardson Securities, Inc.


      THIS AGREEMENT, as amended and restated as of September 10, 2002, is between The Simms Funds (the "Trust"), a Delaware business trust, and T.O. Richardson Securities, Inc. ("TORS") a corporation organized and existing under the laws of the State of Connecticut.

      WHEREAS the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and has registered one or more distinct series (each a "Fund") of shares of beneficial interest ("Shares") for sale to the public under the Securities Act of 1933, as amended (the "Securities Act"), and has qualified its shares for sale to the public under various state securities laws;

      WHEREAS TORS is registered under the Securities Exchange Act of 1934, as amended, as a broker-dealer;

      WHEREAS the Trust has retained TORS as principal underwriter pursuant to an agreement dated as of December 1, 1998 in connection with the offering and sale of the Shares of each series listed on Schedule A (as amended from time to time) to this Agreement;

      WHEREAS the Trust and TORS desire to amend and restate their agreement as set forth herein;

      WHEREAS this Agreement has been approved, in conformity with Section 15(c) of the 1940 Act, by a vote of the Trust's Board of Trustees ("Board") and its Trustees who are not interested persons (as defined in the Act) of the Trust (the "Independent Trustees"); and

      WHEREAS TORS is willing to act as principal underwriter for the Trust on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. Appointment. The Trust hereby appoints TORS as its agent to be the principal underwriter so as to hold itself out as available to receive and accept orders for the purchase and redemption of the Shares and redemption of Shares on behalf of the Trust, subject to the terms and for the period set forth in this Agreement. TORS hereby accepts such appointment and agrees to act hereunder. The Trust understands that any solicitation activities conducted on behalf of the Trust will be conducted primarily, if not exclusively, by employees of the Trust's sponsor who shall become registered representatives of TORS.

      2.    Services and Duties of TORS.

      (a) TORS agrees to sell Shares on a best efforts basis from time to time during the term of this Agreement as agent for the Trust and upon the terms described in the Registration Statement. As used in this Agreement, the term "Registration Statement" shall mean the currently effective registration statement of the Trust, and any supplements thereto, under the Securities Act and the 1940 Act.

      (b) TORS will hold itself available to receive purchase and redemption orders satisfactory to TORS for shares and will accept such orders on behalf of the Trust. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement.

      (c) TORS with the operational assistance of the Trust's transfer agent, shall make Shares available through the National Securities Clearing Corporation's Fund/SERV System.

      (d) TORS shall provide to investors and potential investors only such information regarding the Trust as the Trust shall provide or approve. TORS shall review and file all proposed advertisements and sales literature with appropriate regulators and consult with the Trust regarding any comments provided by regulators with respect to such materials.

      (e) The offering price of the Shares shall be the price determined in accordance with, and in the manner set forth in, the most-current Prospectus. The Trust shall make available to TORS a statement of each computation of net asset value and the details of entering into such computation.

      (f) TORS at its sole discretion may repurchase Shares offered for sale by the shareholders. Repurchase of Shares by TORS shall be at the price determined in accordance with, and in the manner set forth in, the most current Prospectus. At the end of each business day, TORS shall notify, by any appropriate means, the Trust and its transfer agent of the orders for repurchase of Shares received by TORS since the last such report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchase. The Trust reserves the right to suspend such repurchase right upon written notice to TORS TORS further agrees to act as agent for the Trust to receive and transmit promptly to the Trust's transfer agent shareholder requests for redemption of shares.

      (g)   TORS shall not be obligated to sell any certain number of Shares.

      (h) TORS shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

      (i) The parties acknowledge that the Trust has entered into Fund Administrative Services, Fund Accounting Services, Transfer Agent, Custodian, and Fulfillment Services Agreements with U.S. Bancorp Fund Services, LLC, formerly Firstar Mutual Fund Services, LLC ("USBFS") or an affiliate, copies of which are in the possession of the parties and to which the parties may refer (the "Trust Operating Agreements."). The Trust agrees to maintain the Trust Operating Agreements in effect during the term of this Agreement. The parties agree that TORS is a third party beneficiary to the Trust Operating Agreements and that substantial portions of the duties and services to be provided by TORS hereunder are to be performed by USBFS for the benefit of TORS and the Trust. The Trust shall be responsible for all amounts due to USBFS under the Trust Operating Agreements and TORS shall not be responsible for the performance of duties or services described in the Trust Operating Agreements or payment of any fees or expenses thereunder.

      3.    Duties of the Trust.

      (a) The Trust shall keep TORS fully informed of its affairs and shall provide to TORS from time to time copies of all information, financial statements, and other papers that TORS may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Trust by its independent public accountant and such reasonable number of copies of the most current Prospectus, Statement of Additional Information ("SAI"), and annual and interim reports as TORS may request, and the Trust shall fully cooperate in the efforts of TORS to sell and arrange for the sale of Shares.

      (b) The Trust shall maintain a currently effective Registration Statement on Form N-1A with the Securities and Exchange Commission (the "SEC"), maintain qualification with applicable states and file such reports and other documents as may be required under applicable federal and state laws. The Trust shall notify TORS in writing of the states in which the Shares may be sold and shall notify TORS in writing of any changes to such information. The Trust shall bear all expenses related to preparing and typesetting such Prospectuses, SAI and other materials required by law and such other expenses, including printing and mailing expenses, related to the Trust's communication with persons who are shareholders.

      (c) The Trust shall not use any advertisements or other sales materials that have not been (i) submitted to TORS for its review and approval, and (ii) filed with the appropriate regulators.

      (d) The Trust represents and warrants that its Registration Statement and any advertisements and sales literature (excluding statements relating to TORS and the services it provides that are based upon written information furnished by TORS expressly for inclusion therein) of the Trust shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to TORS pursuant to Section 3(a) hereof, shall be true and correct in all material respects.

      4. Other Broker-Dealers. TORS in its discretion may enter into agreements to sell Shares to such registered and qualified retail dealers, as reasonably requested by the Trust. In making agreements with such dealers, TORS shall act only as principal and not as agent for the Trust. The form of any such dealer agreement shall be mutually agreed upon and approved by the Trust and TORS

      5. Withdrawal of Offering. The Trust reserves the right at any time to withdraw all offerings of any or all Shares by written notice to TORS at its principal office. No Shares shall be offered by either TORS or the Trust under any provisions of this agreement and no orders for the purchase of Shares hereunder shall be accepted by the Trust if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act, or if and so long as a current prospectus as required by Section 5(b)(2) of the Securities Act is not on file with the SEC.

      6. Services Not Exclusive. The services furnished by TORS hereunder are not to be deemed exclusive. TORS shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. The Trust reserves the right to (i) sell Shares to investors on applications received and accepted by the Trust; (ii) issue Shares in connection with a merger, consolidation, or recapitalization of the Trust; or (iii) issue additional Shares to holders of Shares.

      7. Expenses of the Trust. The Trust shall bear all costs and expenses of registering the Shares with the SEC and state and other regulatory bodies, and shall assume expenses related to communications with shareholders of the Trust including, but not limited to, (i) fees and disbursements of its counsel and independent public accountant; (ii) the preparation, filing, and printing of Registration Statements and/or Prospectuses or SAIs; (iii) the preparation and mailing of annual and interim reports, Prospectuses, SAIs, and proxy materials to shareholders; (iv) such other expenses related to the communications with persons who are shareholders of the Trust; and (v) the qualifications of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Trust pursuant to the Paragraph 3(b) hereof, and the costs and expenses payable to each jurisdiction for continuing qualification therein. In addition, the Trust shall bear all costs of preparing, printing, mailing, and filing any advertisements and sales literature. TORS does not assume responsibility for any expenses not assumed hereunder.

      8. Compensation. As compensation for the services performed and the expenses assumed by TORS under this Agreement including, but not limited to, any commissions paid for sales of Shares, the Trust shall pay TORS, as promptly as possible after the last day of each month, the greater of (a) the fees described on Schedule B to this Agreement; or (b) any fees that may become payable to TORS pursuant to the Distribution Plan and any retention of sales loads that may become payable to TORS The Trust's obligation for payment of fees under this agreement are limited to the aggregate amount of dealer retention and fees payable under a distribution plan established pursuant to Rule 12b-1 under the 1940 Act.

      9. Share Certificates. The Trust shall not issue certificates representing Shares unless requested to do so by a shareholder. If such request is transmitted through TORS, the Trust will cause certificates evidencing the Shares owned to be issued in such names and denominations as TORS shall from time to time direct.

      10. Status of TORS TORS is an independent contractor and shall be agent of the Trust only with respect to the sale and redemption of Shares.

      11.   Indemnification.

      (a) The Trust agrees to indemnify, defend, and hold TORS, its officers and directors, and any person who controls TORS within the meaning of Section 15 of the Securities Act, free and harmless from and against any and all claims, demands, or liabilities, and expenses

(including the cost of investigating or defending such claims, demands, liabilities, and any counsel fees incurred in connection therewith) that TORS, its officers and directors, or any such controlling person may incur under the Securities Act, or under common law or otherwise, arising out of based upon any
(i) alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, SAI, or sales literature; (ii) alleged omission to state a material fact required to be stated in the either thereof or necessary to make the statements therein not misleading; or (iii) failure by the Trust to comply with the terms of the Agreement; provided, that in no event shall anything contained herein be so construed as to protect TORS against any liability to the Trust or its shareholders to which TORS would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

      (b) The Trust shall not be liable to TORS under this Agreement with respect to any claim made against TORS or any person indemnified unless TORS or other such person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon TORS or such other person (or after TORS or other person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability that it may have to TORS or any person against whom such action is brought otherwise than on account of this Agreement.

      (c) The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this Agreement. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants. The Trust agrees to promptly notify TORS of the commencement of any litigation or proceedings against it or any of its officers and directors in connection with the issuance or sale of any of its Shares.

      (d) TORS agrees to indemnify, defend, and hold the Trust, its officers and directors, and any person who controls the Trust within the meaning of Section 15 of the Securities Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigating or defending against such claims, demands, or liabilities, and any counsel fees incurred in connection therewith) that the Trust, its directors and officers, or any such controlling person may incur under the Securities Act, or under common law or otherwise, resulting from TORS's willful misfeasance, bad faith, or gross negligence in the performance of its obligations and duties under this Agreement, or arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by TORS to the Trust for use in the Registration Statement, Prospectus, or SAI arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in either thereof or necessary to make such information not misleading.

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

      (e) TORS shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if TORS elects to assume the defense, the defense shall be conducted by counsel chosen by TORS and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that TORS elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If TORS does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

      12.   Duration and Termination.

      (a) This Agreement shall become effective on the date first written above or such later date as indicated in Schedule A and, unless sooner terminated as provided herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Trust.

      (b) Notwithstanding the foregoing, this Agreement may be terminated in its entirety at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Trust on sixty days' written notice to TORS or by TORS at any time, without the payment of any penalty, on sixty days' written notice to the Trust. This Agreement will automatically terminate in the event of its assignment.

      13. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. This Agreement may be amended with the approval of the Board or of a majority of the outstanding voting securities of the Trust; provided, that in either case, such amendment also shall be approved by a majority of the Independent Trustees.

      14. Limitation of Liability. The Board and shareholders of the Trust shall not be personally liable for obligations of the Trust in connection with any matter arising from or in connection with this Agreement. If the Trust is a Delaware business trust, this Agreement is not binding upon any trustees, officer, or shareholder of the Trust individually, and no such person shall be individually liable with respect to any action or inaction resulting from this Agreement.

      15. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient upon receipt in writing at the other party's principal offices.

      16. Privacy. Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of, the Trust to TORS, or collected or retained by TORS to perform its duties as underwriter, shall be considered confidential information. TORS shall not disclose or otherwise use nonpublic financial information relating to present or former shareholders of the Funds other than for the purposes for which that information was disclosed to TORS, including use of such information under exceptions described in SEC Regulation S-P, in the ordinary course of business to carry out those purposes. TORS represents to the Trust that it has in place and maintains physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of information relating to the Funds and their consumers or customers. The Trust represents to TORS that it has adopted a statement of its privacy policies and practices, as required by Regulation S-P, and agrees to provide TORS with a copy of that statement annually.

      17. Anti-Money Laundering Program. Each party acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act, which require among other things, that financial institutions adopt anti-money laundering ("AML") compliance programs. Each party agrees that it will take such further steps, and cooperate with the other to facilitate such compliance. TORS acknowledges that it is a "Covered Service Provider" as defined in the Trust's Anti-Money Laundering Program (the "Trust AML Program") and shall assume responsibility for the implementation of the requirements of the Trust AML Program with respect to the services provided under this Agreement. TORS represents and warrants that it has adopted policies and procedures reasonably designed to detect and prevent money laundering activities in compliance with applicable laws, regulations and regulatory interpretations. TORS undertakes that it shall (a) conduct its operations in accordance with the provisions of the Trust AML Program and applicable laws, regulations and regulatory interpretations; (b) provide access to its books, records and operations relating to its AML compliance only with respect to the Funds, by appropriate regulatory authorities, the Funds, and the Trust's AML Compliance Officer (the Trust's Compliance Officer shall have no access to any of Distributor's AML operations, books or records pertaining to other clients of Distributor); (c) certify, in writing, no less frequently than annually, that it is in compliance with applicable AML laws, rules, regulations and regulatory interpretations with respect to the services provided under this Agreement; (d) upon request, provide a copy of its AML program (or a summary of its program) to the Trust's AML Compliance Officer; (e) provide periodic reports to the Board concerning anti-money laundering activities and compliance exceptions, as the parties may agree from time to time; and (f) ensure that selling group agreements require selling group members to adopt, as applicable, reasonable AML procedures and otherwise comply with applicable AML regulations and regulatory interpretations with respect to the sale and redemption of Shares. The Trust represents and warrants that it will conduct its operations in accordance with the provisions of the Trust AML Program and applicable laws, regulations and regulatory interpretations.

      18. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person," and "assignment" shall have the same meaning as such terms have in the 1940 Act.

      19. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Connecticut and the 1940 Act (without regard, however, to the conflicts of law

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

principles). To the extent that the applicable laws of the state of Connecticut conflict with the applicable provisions of the 1940 Act, the latter shall control. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

The Simms Funds                          T.O. Richardson Securities, Inc.

By: /s/ Arthur O. Poltrack               By: /s/ Katie M. Russo
   --------------------------               -----------------------
    Arthur O. Poltrack                       Name:  Katie M. Russo
    Chief Financial Officer                  Title: Vice President

Attest: /s/ Viola Yee                     Attest: /s/ Judith H. Rotundo
       ----------------------------             -----------------------



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

                                   SCHEDULE A
                                     to the
                   AMENDED AND RESTATED DISTRIBUTION AGREEMENT
                                     between
                                 The Simms Funds
                                       and
                        T.O. Richardson Securities, Inc.

      Pursuant to Section 1 of the Amended and Restated Distribution Agreement dated as of September 10, 2002 between the Trust and TORS, the Trust hereby appoints TORS as its agent to be the principal underwriter the Shares of the following Funds:

      1. U.S. Equity Fund, Class A and Class Y Shares
      2. International Equity Fund, Class A and Class Y Shares


Dated: September 10, 2002

                                   SCHEDULE B
                                     to the
                   AMENDED AND RESTATED DISTRIBUTION AGREEMENT
                                     between
                                 The Simms Funds
                                       and
                        T.O. Richardson Securities, Inc.

                  Nominal Mutual Fund Distribution ServicesFees

      To the extent not covered by Rule 12b-1 Fees or offset by the retention of sales loads, the Trust shall pay TORS the following:

      1.    Annual Fees.  The greater of:

          o an annual fee of $7,500 for the initial share class of the first Fund of the Trust and $4,000 per year per the initial share class of each additional Fund and $1,500 per year per each additional share class of each Fund, or

          o 0.01% of the average daily net assets of each Fund, computed daily and paid monthly;

      2. Licensing of Simms Capital Management Staff. An annual fee of $450 per Series 7 registered representative ("registered rep"); ongoing licensing fees and incidental costs;

      3. Registered Rep Compensation. The compensation TORS pays to such registered reps in accordance with compensation schedules as the parties agree upon from time to time;

      4. NSCC Fees. The pass-through fees associated with listing and maintaining shares on the National Securities Clearing Corporation's Fund/SERV System, as the parties agree upon;

      5.    Advertising Review and NASD Filing.

          o Reviewing fees: $150 per job for the first ten pages of an advertisement and $20 per page thereafter.

          o Incidental expenses associated with printing and distributing advertising and sales literature, such as filing with the National Association of Securities Dealers, Inc.; and

      6.    Out-of-pocket expenses, including but not limited to:

          o    Travel expenses;

          o All associated NASD fees for Registered Representatives securities licenses;

          o    Review and filing of NASD advertising material; and

          o    Retention of records.

Dated: September 10, 2002